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June 5, 2014

WL Ross Holding Corp.

1166 Avenue of the Americas

New York, New York 10036

RE:	WL Ross Holding Corp.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to WL Ross Holding Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”) the sale by the Company of (a) 3,500,000 units (the “Firm Units”) of the Company, whereby each such unit (“Unit”) consists of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and one warrant of the Company (“Warrant”) to purchase one-half of a share of Common Stock, (b) up to an additional 525,000 Units that the underwriters will have a right to purchase from the Company to cover over-allotments (the “Option Units”), issuable to the public and (c) all shares of Common Stock and all Warrants issued as part of the Units.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of (a) certain resolutions of the Board of Directors of the Company, (b) the Certificate of Incorporation of the Company, as amended and restated by the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on June 2, 2014, and (c) the following each in the form filed with the Commission as of the date hereof: (i) the Registration Statement; (ii) the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and the underwriters; (iii) the Warrants; (iv) the Units; (v) the Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); and (vi) the Bylaws of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions stated below.

WL Ross Holding Corp.

June 5, 2014

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, other than the Company, of such documents and the validity and binding effect thereof on such parties, other than the Company, and that each of the documents identified in clauses (c)(i) through (c)(v) of the preceding paragraph will be entered into or filed or adopted as appropriate. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) validity or enforcement of any agreements or instruments that may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

WL Ross Holding Corp.

June 5, 2014

(b) to the extent that the third opinion below relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2003) and N.Y. C.P.L.R. 327(b) (McKinney 2003) and is subject to the qualification that such enforceability may be limited by public policy considerations.

Based upon and subject to the foregoing, we are of the opinion that:

1. Each Unit has been duly authorized by the Company and, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Common Stock included in the Units will be duly authorized, validly issued, fully paid and nonassessable when delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement.

3. Each Warrant included in the Units, when such Units are delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP